Exhibit 99.1

Boston Omaha Corporation Announces Rescheduling of 2024

Annual Meeting of Stockholders

Omaha, Nebraska (Business Wire)	April 23, 2024

Boston Omaha Corporation (NYSE: BOC) (the “Company”) announced today that its previously announced 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”), originally scheduled for May 1, 2024, will be rescheduled for the late summer or early fall of 2024. After much stockholder feedback, the Company is planning to move back to an in-person Annual Meeting in Omaha, Nebraska and will announce the date and location once finalized. The Company will provide on a Form 10-K/A the information required in Part III of Form 10-K which is typically included in the proxy statement.

Because the 2024 Annual Meeting will be held more than 30 days from the anniversary date of the Company's 2023 Annual Meeting, the deadlines set forth in the Company's definitive proxy statement filed with the U.S. Securities and Exchange Commission (the "SEC") on March 27, 2023 for stockholder proposals and director nominations for consideration at the 2024 Annual Meeting no longer apply.

The new deadline for stockholder proposals and director nominations will be 10 days after the Company announces the date for the 2024 Annual Meeting. The Company believes that this additional time plus the time provided by this press release will be a reasonable time before it expects to begin to print and distribute its proxy materials prior to the 2024 Annual Meeting. This timeframe will allow for proposals and director nominations of stockholders intended to be included in the Company's proxy statement and form of proxy for the 2024 Annual Meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or the proxy access provisions of the Company's Amended and Restated Bylaws, and proposals and director nominations of stockholders intended to be considered at the 2024 Annual Meeting other than by means of inclusion in the Company's proxy statement and form of proxy card. Stockholders submitting proposals or nominations using the foregoing procedures should deliver or mail the proposal or nomination, and all supporting information required by Rule 14a-8 or the Company's Amended and Restated Bylaws, as applicable, to Boston Omaha Corporation, 1601 Dodge Street, Suite 3300, Omaha, Nebraska 68102, Attention: Secretary. In addition to complying with this deadline, stockholder proposals and nominations must comply with all applicable SEC rules, including Rule 14a-8, and the requirements set forth in the Company's Amended and Restated Bylaws and applicable law.

About Boston Omaha Corporation

Boston Omaha Corporation is a public holding company with four majority owned businesses engaged in outdoor advertising, broadband telecommunications services, surety insurance and asset management.

Our investor relations website is https://investor.bostonomaha.com/ and we encourage investors to use it as a way of easily finding information about us. We promptly make available on this website, free of charge, the reports that we file or furnish with the SEC, corporate governance information, and select press releases, which may contain material information about us, and you may subscribe to be notified of new information posted to this site.

Boston Omaha Corporation

Catherine Vaughan, 857-256-0079

contact@bostonomaha.com